AMERIGO ENERGY PROVIDES ACQUISITION UPDATE


SEVEN DAY DUE DILIGENCE PROCESS SLATED TO BEGIN THIS WEEK

PRESS RELEASE Source: Amerigo Energy, Inc. On Wednesday March 16, 2011, 6:00 am EDT

HENDERSON, Nev., March 16, 2011 /PRNewswire/ -- Amerigo Energy, Inc. "The Company" (OTC Bulletin Board:AGOE.ob - News), provided the following information regarding it's anticipated merger/acquisition. If an agreement can be reached, the company expects to announce a letter of intent detailing the terms by March 24, 2011.


The company has entered into a due diligence period with two potential candidates for the purposes of merger or acquisition. The companies are both involved in consumer products and technology.


"We are thrilled to have identified two potential partners to further our negotiations for acquisition. Either of the aforementioned candidates will dramatically enhance the value for our existing shareholders while keeping dilution to a minimum. I remain steadfast on the point of completing this transaction without a reverse split or any recapitalization that might negatively impact share price or liquidity. We feel the candidates we are working with provide the best opportunity for our current and future investors," stated Jason Griffith, Amerigo Energy's Chief Executive Officer.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.


For more information please contact:

Jason Griffith
702-399-9777